EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

September 30, 2005

among

PW Eagle, Inc.

Poly Merger, LLC

and

USPoly Company

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of September 30, 2005 (this "Agreement"), is among PW Eagle, Inc., a Minnesota corporation ("PWEI"), Poly Merger, LLC, a Minnesota limited liability company ("MergerCo") and wholly-owned subsidiary of PWEI, and USPoly Company, a Minnesota corporation (the "Company") and majority-owned subsidiary of PWEI, and evidences that, for and in consideration of the mutual covenants set forth herein, the parties hereto hereby agree as follows:

Article I: The Merger

Section 1.01. The Merger. (a) At the Effective Time (as defined in Section 1.01(b)), the Company shall be merged with and into MergerCo (such merger, the "Merger") in accordance with the Minnesota Business Corporation Act ("Corporation Act") and the Minnesota Limited Liability Company Act ("LLC Act") (the Corporation Act and the LLC Act shall be collectively referred to as "Minnesota Law"), whereupon the separate existence of the Company shall cease and MergerCo shall be the surviving company (the name of which shall be as provided in Section 2.01) (the "Surviving Company"). The Merger is and other transactions contemplated by this Agreement are hereinafter sometimes referred to as the "Transaction".

(b) As soon as practicable after the satisfaction or, to the extent permitted hereunder, waiver of the conditions to the Transaction, and in any event no later than December 31, 2005, the Company and MergerCo shall file articles of merger with the Minnesota Secretary of State and make all other filings or recordings required by Minnesota Law in connection with the Merger. The Merger shall be consummated and become effective at the time as such articles of merger are duly filed with the Minnesota Secretary of State, or (iii) at such later time as is specified in such articles of merger (as the case may be, the "Effective Time"). The closing of the Transaction (the "Closing") shall take place on the date of this Agreement (the "Closing Date") at the offices of Fredrikson & Byron, PA, 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota 55402 or at such other place as the parties shall mutually agree.

(c) From and after the Effective Time, the Surviving Company shall possess all the rights, privileges, powers and franchises of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties of each of the Company and MergerCo (hereinafter sometimes referred to as the "Constituent Companies"); and all and singular, the rights, privileges, powers and franchises of each of the Constituent Companies, and all property, real, personal and mixed, and all debts due to either of the Constituent Companies on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Companies, shall be vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Company as they were of the Constituent Companies, and the title to any real estate vested by deed or otherwise, in either of the Constituent Companies, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Companies shall be preserved unimpaired, and all debts, liabilities and duties of each of the Constituent Companies shall thenceforth attach to the Surviving Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. The foregoing shall not in any way limit the consequences and effects of the Merger provided under Minnesota Law.

Section 1.02. Conversion of Shares. At the Effective Time:

(a) each share of capital stock of the Company owned by PWEI immediately prior to the Effective Time shall automatically be cancelled, and no payment shall be made with respect thereto;

(b) all membership interests of MergerCo held by PWEI immediately prior to the Effective Time shall become identical outstanding membership interests in the Surviving Company, and all such membership interests shall constitute the only outstanding membership interests of the Surviving Company; and

(c) except as provided in subsection (a) of this Section 1.02, each outstanding share of the Company's Common Stock, par value $.01 per share ("Company Common Stock") outstanding immediately prior to the Effective Time shall be automatically cancelled and converted into the right to receive:

(i) 0.0944 share(s) of Common Stock, par value $.001 per share, of PWEI (such shares, the "Merger Shares"; and such class of Common Stock, the "PWEI Common Stock"); and

(ii) cash in the amount of $0.85, without any interest (the "Cash Consideration").

The Merger Shares and Cash Consideration are hereinafter sometimes collectively referred to as the "Merger Consideration". The Merger Consideration shall be allocated among the persons or entities holding shares of Company Common Stock to which subparagraph (c) applies pro rata in accordance with their respective ownership of such shares. Notwithstanding the foregoing, no fractional shares of PWEI Common Stock shall be issued in the Merger and, instead, all fractional shares of PWEI Common Stock that a holder of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be rounded up to the next whole share.

Section 1.03. Exchange of Shares. (a) It is a condition to PWEI's obligation to deliver the Merger Consideration payable in respect of any Company Common Stock that the holder thereof surrender for cancellation to the Surviving Company (or its agent for such purpose) the certificate or certificates representing such Company Common Stock or an affidavit of lost certificate in a form acceptable to the Surviving Company, which surrender shall occur at the time and place of the Closing or as soon thereafter as possible. Until so surrendered, each certificate representing shares of Company Common Stock to which Section 1.02(c) applies shall, from and after the Effective Time, represent for all purposes only the right to receive the Merger Consideration payable in respect thereof hereunder.

(b) As promptly as reasonably practicable after the Effective Time, PWEI shall mail or cause to be mailed to each holder of record of a certificate or certificates (to the extent such certificates have not already been submitted to the Company) which immediately prior to the Effective Time represented outstanding shares (other than cancelled shares and dissenting shares) of Company Common Stock (the "Certificates") (i) a letter of transmittal (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to PWEI or its designee and will be in such form and have such other provisions as MergerCo and PWEI will reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration which the number of shares of Common Stock previously represented by such Certificates shall have been converted into the right to receive pursuant to this Agreement.

(c) Upon surrender to PWEI or its designee of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by PWEI pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, to be distributed as soon as practicable after the Effective Time, (after giving effect to any required tax withholding) in each case without interest, and the Certificate so surrendered will immediately be cancelled. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in this Section 1.02(c). From and after the Effective Time, holders of Certificates will cease to have any rights as stockholders of the Company, except as provided by law.

(d) If any Certificate will have been lost, stolen or destroyed, upon the delivery to PWEI of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and an agreement to indemnify the Surviving Corporation against any claim that may be made against it with respect to such certificate, PWEI will issue in exchange for such Certificate the Merger Consideration.

(e) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration or transfers of shares of capital stock of the Company which were outstanding immediately prior to the Effective Time.

Section 1.04. Treatment of Company Stock Option Plans and Options. At the Effective Time, each option to purchase shares of Company Common Stock that is outstanding at the Effective Time, whether or not exercisable and whether or not vested ("Company Options"), shall, without any action on the part of the Company or the holder thereof, be cancelled and converted into options to purchase PWEI Common Stock, exercisable upon the same terms and conditions as under the Company Options (including provisions regarding vesting), except that (i) such Company Options shall entitle the holder to purchase from PWEI the number of shares of PWEI Common Stock (rounded up to the nearest whole number of such shares) that equals the product of .1889 multiplied by the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, (ii) the option exercise price per share of PWEI Common Stock shall be an amount (rounded up to the nearest full cent) equal to the option exercise price per share of Company Common Stock in effect immediately prior to the Effective Time multiplied by 5.2909.

Article II: The Surviving Company

Section 2.01. Articles of Organization. The articles of organization of MergerCo in effect at the Effective Time shall be the articles of organization of the Surviving Company until amended in accordance with applicable law; provided that at the Effective Time such articles of organization shall automatically be amended by deleting the words "Poly Merger, LLC" each place (including the heading) such words appear therein and inserting, in lieu thereof, the words "USPoly Company, LLC".

Section 2.02. Bylaws. The bylaws of MergerCo in effect at the Effective Time shall be the bylaws of the Surviving Company until amended in accordance with applicable law; provided that at the Effective Time such bylaws shall automatically be amended by deleting the words "Poly Merger LLC" each place (including the heading) such words appear therein and inserting, in lieu thereof, the words "USPoly Company, LLC".

Section 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law: (i) the directors of the Company at the Effective Time shall be the governors of the Surviving Company, and (ii) the officers of Company at the Effective Time shall be the officers of the Surviving Company.

Article III: Representations and Warranties of the Company

The Company hereby represents and warrants to PWEI and MergerCo (the "Acquirors") that:

Section 3.01. Organization and Existence. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota. The Company has the full corporate power and authority to own and lease its properties and assets and to carry on its business as and where such properties and assets are now owned, leased and/or operated and such business is now conducted. The Company has heretofore made available to PWEI true, correct and complete copies of the articles of incorporation and bylaws, each as amended to the date hereof, of the Company. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties and assets now owned and/or operated by it or the nature of the business now conducted by it requires it to be so licensed or qualified and in which the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities, capitalization, financial position, operations, results of operations or prospects of the Company, or on the ability of the Company to perform its obligations under this Agreement and/or to consummate the Transaction (a "Company Material Adverse Effect").

(b) The Company has no Subsidiaries. For the purposes of this Agreement, the term "Subsidiary" means, of any entity, any other entity the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors (or other persons performing similar functions) of which are directly or indirectly owned by such first entity.

Section 3.02. Consents, Authorizations and Conflicts. As of the Closing Date, (a) the Company will have the full corporate power and authority to enter into this Agreement and each of the other agreements, instruments, certificates or other documents executed and delivered (or to be executed and delivered) by the Company in connection with this Agreement and/or the Transaction (collectively with the Agreement, the "Company Documents"). Neither the execution and delivery by the Company of this Agreement or any of the other Company Documents, nor the consummation by the Company of the Transaction, nor the performance by the Company of its other obligations hereunder or thereunder, require or will require any governmental authority or private party consent, waiver, approval, authorization or exemption (collectively, "Consents") or the giving of any notice ("Notice") applicable to the Company (as opposed to PWEI and MergerCo) except for: (i) the filing of articles of Merger in accordance with Minnesota Law, (ii) the Consents contemplated by Article V to be obtained from the Board of Directors and stockholders of the Company, (iii) Consents that have been duly obtained and Notices that have been duly given on or before the date hereof, and (iv) Consents and Notices the failure to obtain (in the case of Consents) or give (in the case of Notices) cannot reasonably be expected to have a Company Material Adverse Effect.

(b) At the Closing Date, this Agreement and each other Company Document will be duly authorized, executed and delivered by the Company and will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, fraudulent conveyance or similar laws of general application relating to or affecting the enforcement of creditors' rights. Upon receiving a majority vote of shareholders of the Company, the execution and delivery by the Company of the Company Documents, the performance by the Company of its obligations thereunder, and the consummation of the Transaction, do not and will not contravene, conflict or be inconsistent with, result in a breach of, constitute a violation of or default under, or require or result in any right of acceleration or to create or impose any Lien (as defined in Section 3.05) under: (i) the Company's articles of incorporation or bylaws, or (ii) except where such contravention, conflict, inconsistency, breach, violation, default, right or imposition can not reasonably be expected to have a Company Material Adverse Effect: (x) any Laws (as defined in Section 3.08) applicable or relating to the Company or any of the businesses or assets of the Company, or (y) any Company Permit (as defined in Section 3.08) or Company Contract (as defined in Section 3.09).

Section 3.03. Company Financial Statements. (a) The books of account and other financial and accounting records of the Company are, and during the respective periods covered by the Company Financial Statements (as hereinafter defined) were, correct and complete in all material respects, fairly and accurately reflect or reflected their respective income, expenses, assets and liabilities, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the Company Financial Statements. The Company has heretofore delivered to PWEI certain audited financial statements of the Company (the "Company Financial Statements"), including an audited balance sheet as of December 31, 2004 (the "Company Base Date"). The Company Financial Statements have been prepared in conformity with generally accepted accounting principles (except for the absence of notes and as otherwise Previously Disclosed (as defined below)), consistently applied, and are correct and complete in all material respects, and fairly present the financial position of the Company as of the respective dates thereof and the results of its operations and cash flows for the periods covered thereby.

(b) The Company has no indebtedness, liabilities or obligations (absolute, contingent or otherwise) other than those (i) that have been set forth or reserved against in the Company Financial Statements, (ii) incurred since the Company Base Date in the ordinary course of its business or otherwise consistent with recent past practice that are, individually and in the aggregate, of an immaterial nature and amount, and (iii) arising under Laws, Company Permits and/or Company Contracts Previously Disclosed.

(c) For purposes of this Article III, the term "Previously Disclosed" means previously disclosed in writing or made available (including in this Agreement and the Company Financial Statements) to PWEI or its representatives by the Company or any of its representatives.

Section 3.04. Company Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock, of which 13,557,858 shares are issued and outstanding, options to purchase 599,432 shares of Company Common Stock and the Company Warrants (as defined in Section 5.01(b) below). All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable shares of capital stock of the Company. There are no other issued, outstanding or existing (A) securities convertible into or exchangeable for any shares of capital stock of the Company; (B) except as Previously Disclosed, Company Options, warrants or other rights to purchase or subscribe for any shares of capital stock of the Company or for securities convertible into or exchangeable for any shares of capital stock of the Company; or (C) agreements or commitments of any kind or description relating to the issuance or purchase of any shares of capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

Section 3.05. Company Properties; Liens. The Company has good and marketable title to its real and personal property and assets, free and clear of all liens, security interests, mortgages, pledges, covenants, easements, encumbrances, defects in title, agreements and claims and rights of third parties ("Liens") other than the following ("Company Permitted Liens"): (i) Liens for taxes not yet due and payable; (ii) Liens imposed by Laws, such as banker's, warehousemen's, mechanic's and materialmen's liens, and other similar statutory or common law liens arising in the ordinary course of business; (iii) Liens arising out of pledges, bonds or deposits under worker's compensation laws, unemployment insurance, old age pension or other social security or retirement benefits or similar legislation and deposits securing obligations for self-insurance arrangements in connection with any of the foregoing; (iv) easements, rights of way, building restrictions, minor defects or irregularities in title and such other encumbrances or charges against property (real, personal or mixed) as are of a nature that do not in a materially adverse way affect the marketability of the same or interfere with the use thereof in the ordinary course of business as presently conducted; (v) Liens arising under Company Contracts Previously Disclosed; (vi) Liens arising under indebtedness, liabilities or obligations set forth or reserved against the Company Financial Statements; and (vii) Liens otherwise Previously Disclosed.

Section 3.06. Company Intellectual Property Rights. (a) The Company has Previously Disclosed all (i) Intellectual Property Rights (as hereinafter defined) owned, licensed or used by the Company ("Company IP"), and (ii) all license and other agreements with respect to any of the foregoing. There are no pending or threatened claims (x) against the Company or any stockholder or other affiliate thereof by any person or entity claiming any adverse right of ownership or use of any of the Company IP, or (y) that the Company is infringing upon any rights in or to the Intellectual Property Rights of any other person or entity; and, no valid basis for any such claim exists.

(b) For purposes of this Agreement, the term "Intellectual Property Rights" means all registered and unregistered trademarks, trademark applications, service marks, trade names, corporate and fictitious names, trade dress rights, patents, patent applications, copyrights, copyright applications, inventions, computer software, programs and source codes, technical information, administrative systems, trade secrets, telephone and telecopier numbers, email addresses, logos, slogans, proprietary processes and formula and all other confidential, proprietary and other information, know-how and intellectual property rights, whether patentable or unpatentable, registered or unregistered, and all goodwill and all the rights and claims associated with any of the foregoing.

Section 3.07. Company Insurance. The Company has Previously Disclosed all information requested by PWEI with respect to any insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There are no material claims pending under any such policies or material disputes with underwriters, and all premiums due and payable thereunder have been paid. There are no pending or threatened terminations with respect to any such policies, and the Company is in compliance in all material respects with all conditions contained therein. All such policies are in full force and effect.

Section 3.08. Company Litigation and Compliance. Except as Previously Disclosed or (in the case of the following clauses (i)(y), (iii) and (iv) only) where such events or circumstances can not reasonably be expected to have a Company Material Adverse Effect to the knowledge of the Company: (i) there are no governmental authority or private party actions, suits, claims, proceedings or investigations pending or threatened against the Company or any stockholder thereof (y) relating to the Company or any properties or assets owned, leased, licensed or operated by the Company, or (z) which questions or challenges the validity of this Agreement or any other Company Document or any action taken or to be taken by the Company or any stockholder thereof pursuant thereto; (ii) the Company is not the subject of any judgment, order or decree of any governmental authority, court or arbitrator; (iii) the Company is in compliance with all federal, state, local and foreign laws, statutes, ordinances, codes, judgments, orders, decrees, directives, rules and regulations of any governmental authority, court or arbitrator ("Laws") applicable or relating to its businesses, properties or assets, including all Laws regulating, relating to or imposing liability or standards of conduct relating to environmental matters or the protection of human health or the environment ("Environmental Laws"); and (iv) the Company has obtained all governmental licenses, permits, rights, privileges, registrations, exemptions, required reports, franchises, authorizations and other consents which are required under any applicable Laws ("Permits") to own and/or operate its businesses, properties, assets and operations ("Company Permits"). All Company Permits are valid and in full force and effect, and there exists no default or violation by the Company under any Company Permit which could reasonably be expected to have a Company Material Adverse Effect.

Section 3.09. Company Contracts. (a) The Company has Previously Disclosed all Company Contracts existing on the date hereof, and provided to PWEI or its representatives true, complete and correct copies of all Company Contracts requested to be reviewed by any of them. Except where such event or circumstance can not reasonably be expected to have a Company Material Adverse Effect: (i) all Company Contracts are in full force and effect in accordance with the written terms thereof, and there are no outstanding defaults by the Company or to the knowledge of the Company any other party under any Company Contract, (ii) no event, act or omission has occurred which has resulted, or (with or without notice, the passage of time or both) could reasonably be expected to result, in a default by the Company under any Company Contract, and (iii) no other party to any Company Contract has asserted the right, and no such party has any right, to renegotiate or modify the terms or conditions of any Company Contract.

(b) For purposes of this Agreement, the term: (i) "Contract" means any contract, agreement, instrument, undertaking, bid, commitment or arrangement, written or oral, of any kind or description whatsoever, including without limitation all leases (of real or personal property), licenses, indentures, credit agreements, debt instruments, guarantees, mortgages, security agreements, joint venture agreements, company or business acquisition or disposition agreements, concession agreements, management agreements, consulting agreements, employment agreements, powers of attorney, agency agreements, equipment purchase orders, customer purchase orders, supply orders, indemnity agreements, and agreements or covenants not to compete; and (ii) the term "Company Contract" means any Contract to which the Company is a party or by which its businesses, properties, assets or operations are subject or bound.

Section 3.10. Company Taxes. (a) The Company has filed all Tax (as hereinafter defined) returns required to be filed by it, which returns are complete and correct in all material respects, and the Company is not in default in the payment of any Taxes which were payable pursuant to said returns, except where the failure to so file or such default can not reasonably be expected to have a Company Material Adverse Effect. The Company has not, since its inception, been a United States real property holding corporation within the meaning of Section 897(c)(2) of the U.S. Internal Revenue Code, as amended (the "Code"). As of the Company Base Date, the Company has paid or accrued on its books and records all liability for Taxes with respect to all periods or portions thereof ending on or before such date. For the period from the Company Base Date through the Closing Date, the Company has not incurred any liability for Taxes other than Taxes arising in the ordinary course of business with respect to such period. The Company: (i) is not under audit, examination or review by any taxing authority nor has any such audit, examination or review been threatened; (ii) has not received notice of any proposed or actual assessment or deficiency with respect to Taxes; and (iii) has not extended the statute of limitation with respect to the assessment or collection of any Taxes.

(b) For purposes of this Agreement, the terms "Tax" or "Taxes" mean all taxes, charges, levies and other like assessments, including without limitation all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, capital, payroll, employment, excise, stamp, property or other taxes, together with any interest and any penalties, additions to tax or additional amounts imposed by any federal, state, local or foreign governmental authority.

Section 3.11. Company Employee Plans. (a) The Company has Previously Disclosed all Company Plans and Other Benefit Obligations existing on the date hereof, and provided to PWEI or its representatives true, complete and correct copies of all Company Plans and Other Benefit Obligations requested to be reviewed by any of them. Except as Previously Disclosed (i) the Company has performed, in all material respects, all of its obligations under all Company Plans and Company Other Benefit Obligations; (ii) the Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due; (iii) each Company Plan and Company Other Benefit Obligations has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements.

(b) Each Company Plan and Company Other Benefit Obligation is in material compliance with ERISA, the IRC, and other applicable legal requirements, including the provisions of such legal requirements expressly mentioned in this Section 3.11. The Company has no liability to the IRS with respect to any Plan except as set forth in the Company Financial Statements. All filings required by ERISA and the IRC as to each Company Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

(c) Each Company Plan that is a Qualified Plan is qualified in form and operation under IRC Section 401(a) and has heretofore been determined by the IRS to be so qualified or the Company can rely on the determination letter issued to the sponsor of the prototype plan document for such Qualified Plan. The Company does not have and has not had an obligation to contribute to a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of ERISA Section 302 or IRC Section 412, a "multiemployer plan" as defined in ERISA Section 3(37) or IRC Section 414(f) or a "multiple employer plan" within the meaning of ERISA Section 210(a) or IRC Section 413(c).

(d) No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement Company Plan, or Company Other Benefit Obligations currently in effect would be characterized as an "excess parachute payment" (as such term is defined in IRC Section 280G(b)(1) ).

(e) For purposes of this Agreement, the term "ERISA Affiliate" means, of any person or entity, any other person or entity which is a member of a controlled group of corporations with such person (within the meaning of Section 414(b), 414(c) or 414(m) of the Code).

"Other Benefit Obligations" means all obligations, arrangements, or customary practices to provide benefits as compensation for services rendered to present or former directors, employees, or agents, other than salary and obligations, arrangements, and practices that are Plans, and includes severance payment policies, fringe benefits within the meaning of IRC Section 132, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, and all other employee benefit plans or arrangements.

"Plan" has the meaning given in ERISA Section 3(3).

"Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC Section 401(a).

Section 3.12. Absence of Certain Changes. Since the Company Base Date, except as (x) Previously Disclosed, (y) permitted under this Agreement or (z) otherwise consented to by PWEI, the Company has conducted its business only in the ordinary course and/or otherwise consistent with recent past practice. Without intending to limit the generality of the foregoing and except as Previously Disclosed, the Company has not, since the Company Base Date, except in the ordinary course (i) entered into or completed any transaction or Company Contract, or amended or terminated any transaction or Company Contract, or (ii) sold, assigned, transferred or otherwise disposed of, encumbered or suffered any Lien (other than Company Permitted Liens) on or with respect to, any of its properties or assets.

Article IV: Representations and Warranties of the Acquirors

The Acquirors hereby represent and warrant to the Company that:

Section 4.01. Organization and Existence. (a) PWEI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota. MergerCo is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota. Each of the Acquirors has the full corporate or limited liability company power and authority, as the case may be, to own and lease their respective properties and assets and to carry on their respective businesses as and where such properties and assets are now owned, leased and/or operated and such businesses are now conducted. PWEI has heretofore made available to the Company true, correct and complete copies of its and MergerCo's respective articles of incorporation or organization and bylaws, each as amended to the date hereof. Each of PWEI and MergerCo are duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties and assets now owned and/or operated by it or the nature of the business now conducted by it requires it to be so licensed or qualified and in which the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities, capitalization, financial position, operations, results of operations or prospects of PWEI and its Subsidiaries, taken as a whole, or on the ability of PWEI and MergerCo to perform their respective obligations under this Agreement and/or to consummate the Transaction (an "Acquiror Material Adverse Effect").

(b) MergerCo is a limited liability company recently formed to effect the Transaction and has no substantial assets or liabilities other than those arising under this Agreement.

Section 4.02. Consents, Authorizations and Conflicts. (a) Each Acquiror has the full corporate or limited liability company power and authority, as the case may be, to enter into this Agreement and each of the other agreements, instruments, certificates or other documents executed and delivered (or to be executed and delivered) by such Acquiror in connection with this Agreement and/or the Transaction (collectively with the Agreement, the "Acquiror Documents"). Neither the execution and delivery by the Acquirors of this Agreement or any of the other Acquiror Documents, nor the consummation by the Acquirors of the Transaction, nor the performance by the Acquirors of their other obligations hereunder or thereunder, require or will require any Consent or any Notice applicable to the Acquirors (as opposed to the Company) except for: (i) the filing of articles of merger in accordance with Minnesota Law, (ii) the Consents contemplated by Article V to be obtained from the Board of Directors and stockholders of the Acquirors, (iii) Consents that have been or shall be duly obtained and Notices that have been or shall be duly given on or before Effective Time, and (iv) Consents and Notices the failure to obtain (in the case of Consents) or give (in the case of Notices) can not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) At the Closing Date, this Agreement and each other Acquiror Document will be duly authorized, executed and delivered by the Acquiror(s) party thereto and will constitute the legal, valid and binding obligations of such Acquiror(s) enforceable against such Acquiror(s) in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, fraudulent conveyance or similar laws of general application relating to or affecting the enforcement of creditors' rights. The execution and delivery by the Acquirors of the Acquiror Documents to which they are (or are to be) respectively a party, the performance by the Acquirors of their respective obligations thereunder, and the consummation of the Transaction, do not and will not contravene, conflict or be inconsistent with, result in a breach of, constitute a violation of or default under, or require or result in any right of acceleration or to create or impose any Lien under: (i) either Acquiror's articles of incorporation or organization or bylaws, or (ii) except where such contravention, conflict, inconsistency, breach, violation, default, right or imposition can not reasonably be expected to have an Acquiror Material Adverse Effect: (x) any Laws applicable or relating to PWEI or MergerCo or any of the businesses or assets of PWEI or MergerCo, (y) any PWEI Permit (as defined in Section 4.04) or MergerCo, or (z) any Contract to which PWEI or MergerCo is a party or by which any of their respective businesses, properties, assets or operations are subject or bound.

Section 4.03. PWEI Capitalization (a) The authorized capital stock of PWEI consists of: (i) 30,000,000 shares of PWEI Common Stock, of which 8,847,937 shares are issued and outstanding as of September 6, 2005, (ii) 3,500,000 shares of shares of Series B common stock, par value $0.01 per share, 595,508 shares of which are issued and outstanding, (iii) 2,000,000 shares of shares of Series A preferred stock, par value $0.01 per share, no shares of which are issued and outstanding, and (iv) 14,490,000 undesignated shares. All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable shares of PWEI Common Stock, with no personal liability attaching to the ownership thereof. Except as Previously Disclosed, there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, obligations, convertible or exchangeable securities or other Contracts, contingent or otherwise, relating to the issuance, sale, voting or transfer of any equity securities or other securities of any PWEI. Upon the issuance and delivery thereof in accordance with the terms of this Agreement, the Merger Shares will constitute duly authorized, validly issued, fully paid and nonassessable shares of PWEI Common Stock.

(b) MergerCo is a wholly owned Subsidiary of PWEI.

Section 4.04. PWEI Litigation and Compliance. (a) Except as Previously Disclosed (as defined below) or (in the case of the following clauses (i)(x), (ii) (iii) and (iv) only) where such events or circumstances cannot reasonably be expected to have an Acquiror Material Adverse Effect: (i) there are no governmental authority or private party actions, suits, claims, proceedings or investigations pending or threatened against PWEI or MergerCo: (x) relating to either PWEI, MergerCo or any properties or assets now or previously owned, leased or operated by PWEI or MergerCo, or (y) which questions or challenges the validity of this Agreement or any other Acquiror Document or any action taken or to be taken by either Acquiror pursuant thereto; (ii) neither PWEI nor MergerCo is the subject of any judgment, order or decree of any governmental authority, court or arbitrator; (iii) PWEI and MergerCo are in compliance with all Laws applicable or relating to their respective businesses, properties or assets, including Environmental Laws; and (iv) PWEI and MergerCo have obtained all Permits to own and/or operate their respective businesses, properties, assets and operations ("PWEI Permits"). All PWEI Permits are valid and in full force and effect, and there exists no default or violation by PWEI or MergerCo under any PWEI Permit which could reasonably be expected to have an Acquiror Material Adverse Effect.

(b) For purposes of this Article IV, the term "Previously Disclosed" means previously (i) disclosed in writing (including in this Agreement) to the Company or its representatives by PWEI or any of its representatives, or (ii) disclosed in publicly-available filings made by PWEI with the U.S. Securities and Exchange Commission.

Section 4.05. Absence of Certain Changes. Since December 31, 2004, there has been no material adverse change in the condition (financial or otherwise), business, properties, assets, liabilities, capitalization, financial position, operations, results of operations or prospects of PWEI.

Article V: Conditions to the Transaction

Section 5.01. Conditions to the Obligations of All Parties. The obligations of PWEI, MergerCo and the Company to consummate the Transaction are subject to the satisfaction of the following conditions:

(a) Corporate Authorizations. The Board of Directors and stockholders of the Company shall have authorized and adopted this Agreement and approved the Merger. The Board of Directors of PWEI shall have authorized and adopted this Agreement and approved the Merger. The Board of Governors of MergerCo, and PWEI, as the sole member of MergerCo, shall have authorized and adopted this Agreement and approved the Merger. All of the foregoing authorizations and approvals shall be in full force and effect as of the Closing Date.

(b) Warrant. The Company shall have entered into an agreement with the holders of warrants to purchase shares of Company Common Stock (the "Company Warrants") for the termination of the Company Warrants on terms acceptable to the Company.

(c) Lender Consents. The holders of outstanding indebtedness to the Company and to PWEI shall have consented to the Merger on terms satisfactory to the Company and to PWEI, respectively.

(d) Certificate and Articles of Merger. The Constituent Companies shall have duly executed and filed with the Secretary of State of the State of Minnesota articles of merger in order to consummate and effect the Merger, in form and substance reasonably satisfactory to the parties hereto (or their counsel), and the parties shall have received evidence reasonably satisfactory to them that the Merger shall have become effective under Minnesota Law.

Section 5.02. Conditions to Obligations of the Acquirors. The obligation of the Acquirors to consummate the Transaction is subject to the satisfaction of the following further conditions, each of which may be waived by either or both of the Acquirors.

(a) Representations and Warranties; Performance of Obligations. The representations and warranties of the Company set forth in Article III shall be true and correct in all material respects on the Closing Date. The Company shall have performed the agreements and obligations required to be performed by it under this Agreement prior to the Closing Date. The Company shall have delivered to the Acquirors a certificate signed by an executive officer thereof certifying to its compliance with the foregoing, in form and substance reasonably satisfactory to the Acquirors (or their counsel).

(b) Articles, Bylaws, etc. The Company shall have delivered to the Acquirors a certificate signed by its officer certifying to (i) a true, correct and complete copy of the Company's articles of incorporation, (ii) a true, correct and complete copy of the Company's bylaws, (iii) a true, correct and complete copy of all Company Board of Directors and stockholder resolutions adopted in connection with this Agreement and/or the Transaction, and (iv) the identity and signature of its officer who shall have executed this Agreement or any other Company Document on or before the Closing Date.

(c) Consents and Notices. All Consents and Notices (in addition to those provided for in Section 5.01) which may be necessary or appropriate in order for the Acquirors to consummate the Transaction and/or to continue in effect, and to assure that the Surviving Company shall be entitled to have and enjoy, all of the benefits of the Company Contracts, Company Permits, and the properties and assets of the Company after the Effective Time shall have been duly obtained (in the case of Consents) or given (in the case of Notices) and shall be unconditional and in full force and effect, except where the failure to so obtain or give cannot be reasonably expected to have a Company Material Adverse Effect.

(d) Legal Restraints. There shall not have been proposed or enacted any Laws, or any change in any existing Laws, which prohibits or delays, or threatens to prohibit or delay, the consummation of the Transaction or which could reasonably be expected to have an Acquiror Material Adverse Effect. No action, suit, claim or proceeding shall have been commenced or threatened by any governmental authority or private party: (i) seeking to restrain, enjoin or hinder, or seeking damages from the Acquirors or any stockholder or affiliate thereof on account of the consummation of, the Transaction, or challenging any of the terms or provisions of this Agreement (including the amount of Merger Consideration, or the allocation thereof among the stockholders of the Company), or (ii) which could reasonably be expected to have a Company Material Adverse Effect or Acquiror Material Adverse Effect. No judgment, injunction, order or decree of any court or arbitrator of competent jurisdiction or any governmental or regulatory body, agency, official or authority, shall have been entered or issued: (i) to restrain, enjoin or hinder, or to obtain damages from the Acquirors or any stockholder or affiliate thereof on account of the consummation of, the Transaction, or challenging any of the terms or provisions of this Agreement (including the amount of Merger Consideration, or the allocation thereof among the stockholders of the Company), or (ii) which could reasonably be expected to have a Company Material Adverse Effect or Acquiror Material Adverse Effect.

(e) Fairness Opinion. An independent financial advisor to PWEI shall have delivered to PWEI an opinion that the terms of the Transaction, including the aggregate amount of the Merger Consideration and its allocation among the stockholders of the Company, are fair.

(f) Other Matters. The Company and stockholders of the Company shall have furnished or caused to be furnished to the Acquirors, in form and substance reasonably satisfactory to the Acquirors (or their counsel), such other certificates and evidences as the Acquirors may reasonably request as to the satisfaction of the conditions contained in Section 5.01 or 5.02.

Section 5.03. Conditions to Obligations of the Company. The obligation of the Company to consummate the Transaction is subject to the satisfaction of the following further conditions, each of which may be waived by the Company.

(a) Representations and Warranties; Performance of Obligations. The representations and warranties of the Acquirors set forth in Article IV shall be true and correct in all material respects on the Closing Date. The Acquirors shall have performed the agreements and obligations required to be performed by them under this Agreement prior to the Closing Date. The Acquirors shall have delivered to the Company a certificate signed by an executive officer thereof certifying to their compliance with the foregoing, in form and substance reasonably satisfactory to the Company (or its counsel).

(b) Articles, Bylaws, etc. Each Acquiror shall have delivered to the Company a certificate signed by two or more of its officers certifying to: (i) a true, correct and complete copy of such Acquiror's articles of incorporation or organization, as the case may be, (ii) a true, correct and complete copy of such Acquiror's bylaws, (iii) a true, correct and complete copy of all resolutions adopted by the Board of Directors of such Acquiror in connection with this Agreement and/or the Transaction, and (iv) the identity and signature of its officer or officers who shall have executed this Agreement or any other Acquiror Document on its behalf on or before the Closing Date.

(c) Consents and Notices. All Consents and Notices (in addition to those provided for in Section 5.01) which may be necessary or appropriate in order for the Company to consummate the Transaction shall have been duly obtained (in the case of Consents) or given (in the case of Notices) and shall be unconditional and in full force and effect.

(d) Legal Restraints. There shall not have been proposed or enacted any Laws, or any change in any existing Laws, which prohibits or delays, or threatens to prohibit or delay, the consummation of the Transaction or which could reasonably be expected to have an Acquiror Material Adverse Effect. No action, suit, claim or proceeding shall have been commenced or threatened by any governmental authority or private party: (i) seeking to restrain, enjoin or hinder, or seeking damages from any stockholder or affiliate of the Company on account of the consummation of, the Transaction, or challenging any of the terms or provisions of this Agreement (including the amount of Merger Consideration, or the allocation thereof among the stockholders of the Company), or (ii) which could reasonably be expected to have an Acquiror Material Adverse Effect or Company Material Adverse Effect. No judgment, injunction, order or decree of any court or arbitrator of competent jurisdiction or any governmental or regulatory body, agency, official or authority, shall have been entered or issued: (i) to restrain, enjoin or hinder, or to obtain damages from any stockholder or affiliate of the Company on account of the consummation of, the Transaction, or challenging any of the terms or provisions of this Agreement (including the amount of Merger Consideration, or the allocation thereof among the stockholders of the Company), or (ii) which could reasonably be expected to have an Acquiror Material Adverse Effect or Company Material Adverse Effect.

(e) Merger Consideration. PWEI shall have delivered to each Merger Consideration recipient (i) duly executed and completed certificates representing the number of Merger Shares, and (ii) payment of the amount of Cash Consideration. The Certificates representing the Merger Shares shall not be registered under the Securities Act of 1933, as amended, and shall be accordingly legended.

(f) Fairness Opinion. An independent financial advisor to Company shall have delivered to Company an opinion that the terms of the Transaction, including the aggregate amount of the Merger Consideration and its allocation among the stockholders of the Company, are fair.

(g) Other Matters. The Acquirors shall have furnished or caused to be furnished to the Company, in form and substance reasonably satisfactory to the Company (or its counsel), such other certificates and evidences as the Company may reasonably request as to the satisfaction of the conditions contained in Section 5.01 or 5.03.

Article VI: Miscellaneous

Section 6.01. Further Assurances. From and after the Closing Date, the officers of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of each Constituent Corporation, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of each Constituent Corporation, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Constituent Companies acquired by the Surviving Company as a result of, or in connection with, the Merger.

Section 6.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

if to either Acquiror, to:

[c/o] PW Eagle, Inc.

1550 Valley River Drive

Eugene, OR 97401

Attention: Scott Long

Facsimile: (541) 349-8369

Telephone: (541) 686-9248

with a copy to:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, Minnesota 55402

Attention: K. Lisa Holter, Esq.

Facsimile: (612) 492-7082

Telephone: (612) 492-7077

if to the Company, to:

USPoly Company

7901 North Kickapoo Street

Shawnee, OK 74804

Attention: Frank Bailor

Facsimile: (610) 255-4144

Telephone: (405) 878-5046

with a copy to:

Lindquist & Vennum, P.L.L.P.

4200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402-2274

Attention: Frank B. Bennett, Esq.

Facsimile: (612) 371-3207

Telephone: (612) 371-3931

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate confirmation or answerback is received or (ii) if given by any other means, when delivered at the address specified in this Section.

Section 6.03. Non-Survival of Representations and Warranties, etc. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing Date and Effective Time.

Section 6.04. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto or, in the case of a waiver, by the party or parties against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.05. Expenses. Each party hereto shall bear its own legal fees, accountants' fees and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the Transaction.

Section 6.06. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided that any or all rights of any party to receive the performance of the obligations of the other parties hereunder (but not any obligations of any party hereunder) and rights to assert claims against the other parties in respect of breaches of representations, warranties, covenants or agreements may be assigned as collateral to any person or entity extending credit to such party or any of its Subsidiaries.

Section 6.07. Third Party Rights. Except as permitted pursuant to Section 6.06 and with respect to the Merger Consideration deliverable to Merger Consideration recipients, this Agreement and the other Acquiror Documents and Company Documents shall not create benefits on behalf of any employee, consultant, agent or other representative of any person or entity not party hereto, and this Agreement and the other Acquiror Documents and Company Documents shall be effective only as between the parties hereto, their successors and permitted assigns.

Section 6.08. Illegalities. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect, and the remaining provisions of this Agreement, shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

Section 6.09. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Minnesota (without regard to the choice of law principles thereof that would result in the application of the laws of any other jurisdiction).

Section 6.10. Public Announcements. No party hereto shall make any announcement to the public or their respective "trades", employees, customers or suppliers with respect to this Agreement or the Transaction to which the other parties hereto shall reasonably object (it being acknowledged and agreed by the Company that (i) PWEI may be required under the U.S. Securities Exchange Act of 1934, as amended, to report this Agreement and the Transaction, and (ii) such reporting shall be permitted in all events). Any Notice given to stockholders of the Company shall not be deemed an announcement for purposes of this Section 6.10.

Section 6.11. Remedies. The parties hereto acknowledge that the remedy at law for any breach of their respective obligations to effect the Transaction is and will be insufficient and inadequate and that the parties hereto shall be entitled to equitable relief, in addition to remedies at law. Each party hereto hereby waives the defense that there is an adequate remedy at law in the event of any action to enforce the provisions of this Agreement to effect the Transaction. Without limiting any remedies that any party hereto may otherwise have hereunder or under applicable law in the event that any other party hereto refuses to perform its obligations under this Agreement to consummate the Transaction, such parties shall have, in addition to any other remedy at law or in equity, the right to specific performance.

Section 6.12. Complete Agreement. This Agreement (which includes the Exhibits hereto), together with the Company Documents and Acquiror Documents, contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings among the parties with respect to such matters.

Section 6.13. Headings and References. The Article, Section and Exhibit headings in this Agreement are for convenience of reference purposes only and shall not control or affect the meaning or construction of any provision of this Agreement. All Article, Section and Exhibit references in this Agreement shall, unless the context otherwise requires, be construed to be references to corresponding Article, Section or Exhibit in or to this Agreement.

Section 6.14. Counterparts. This Agreement may be signed in any number of counterpart, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[The remainder of this page is intentionally blank.]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

PW Eagle, Inc. USPoly Company

By /s/ William H. Spell By /s/ Frank V. Bailor

Title Chairman of the Board Title President

Poly Merger, LLC

By: /s/ William H. Spell

Title President

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